Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2008 and May 12, 2008, as to the effects of the stock split described in Note 19, relating to the financial statements of Verso Paper Corp. (which report expressed an unqualified opinion on the combined financial statements of Verso Paper One Corp. (which has been renamed Verso Paper Corp.), Verso Paper Two Corp., Verso Paper Three Corp., Verso Paper Four Corp., and Verso Paper Five Corp., (collectively the “Company”) (“Successor”) and includes an explanatory paragraph relating to Verso Paper Corp.’s change in accounting policy to adopt Statement of Financial Accounting Standard No. 158 and to the acquisition of the predecessor business and expresses an unqualified opinion on the combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company (“Predecessor”) and includes an explanatory paragraph referring to the preparation of the combined financial statements from separate records maintained by the Coated and Supercalendered Papers division of International Paper Company and the International Paper Company and that the combined financial statements may not be indicative of the conditions that would have existed or the results of operations if the Coated and Supercalendered Papers Division of International Paper Company had operated as an unaffiliated entity), contained in Registration Statement No. 333-148201 of Verso Paper Corp. on Form S-1, as amended on May 14, 2008.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

November 7, 2008